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EXHIBIT 11.2
                         STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

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
                                              SIX MONTHS ENDED APRIL 30,

                                                  1996                   1995

Weighted average shares outstanding                  2,020,156              1,968,321

Net effect of dilutive stock options -
based on the treasury stock method
using average market price                               7,601                 76,278

                                                     2,027,757              2,044,599

Net income                                          $  363,100             $  282,138

Net income per share                                $     0.18             $     0.14

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